UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2011

HEARTWARE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street, Suite 101 Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 508.739.0950

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 23, 2011, Douglas Godshall, Chief Executive Officer and Director of HeartWare International, Inc., (NASDAQ:HTWR, ASX:HIN) sold 10,000 shares pursuant to a pre-arranged trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Act”). Under the trading plan, shares of common stock will be sold on his behalf by an independent broker in monthly installments and upon the achievement of pre-specified price targets. The plan may continue until it expires in December 2020. The final sale will occur no sooner than June 2014 and about two-thirds of the unsold shares in the plan will sell after January 1, 2012 if all price targets are met. Mr. Godshall entered into the trading plan as part of a personal long-term diversification and estate planning program. The shares subject to the trading plan include options granted in 2006 and expiring in 2016 and restricted stock units awarded to Mr. Godshall under HeartWare’s employee equity incentive programs, and represent less than half of the expected value of the total shares granted to him.

The trading plan is intended to comply with Rule 10b5-1 under the Act and HeartWare’s Insider Trading Policy. Under Rule 10b5-1, officers, directors and employees who are not at the time in possession of material non-pubic information may adopt a pre-arranged trading plan for the sale of securities under specified conditions and at specified times. Any transactions under the trading plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission. HeartWare does not intend to and undertakes no obligation to report on Form 8-K any transactions under Mr. Godshall’s trading plan or any trading plans that may be adopted by any other officer, director or employee of HeartWare or to report on Form 8-K any modifications or termination of any publicly announced trading plans, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: June 27, 2011

By:  /s/ Lawrence J. Knopf
Name:  Lawrence J. Knopf
Title:   Senior Vice President and General Counsel